CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of our report dated August 27, 2021, relating to the financial statements and financial highlights of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. for the year ended June 30, 2021, and to our report dated November 8, 2021, relating to information set forth under the heading “Senior Securities Representing Indebtedness” appearing in the Registration Statement, and to the references to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectus and “Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 8, 2021